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                                                                  Exhibit 4.1(d)

                           RURAL CELLULAR CORPORATION
                          REGISTRATION RIGHTS AGREEMENT

      THIS AGREEMENT is made as of March 31, 2000, between Rural Cellular Corporation, a Minnesota corporation (the "Company"), and Telephone and Data Systems, Inc., a Delaware corporation (together with its affiliates, "TDS").

      The parties to this Agreement are parties to a Recapitalization Agreement dated October 31, 1999, as amended effective December 6, 1999, and March 31, 2000 (as amended, the "Recapitalization Agreement"). In order to induce TDS to enter into the Recapitalization Agreement, the Company has agreed to provide the registration rights set forth in this Agreement. The execution and delivery of this Agreement is a condition to the Closing under the Recapitalization Agreement. Unless otherwise provided in this Agreement, capitalized terms used herein shall have the meanings set forth in paragraph 8 hereof or in the Recapitalization Agreement.

      The parties hereto agree as follows:

      1.    DEMAND REGISTRATIONS.

            (a) REQUESTS FOR REGISTRATION. At any time after the conversion of Class T Preferred Stock into shares of Common Stock ("Registrable Securities", as further defined in Section 8(a) hereof), TDS may request up to three registrations under the Securities Act of 1933, as amended (the "Securities Act") of all or any portion of its Registrable Securities, provided that the aggregate offering value of the Registrable Securities requested to be registered in any registration under this paragraph 1(a) (any "Demand Registration") must equal at least $5 million.

            All requests for Demand Registrations shall be made by giving written notice thereof to the Company (a "Demand Notice"). Each Demand Notice shall specify the number of Registrable Securities requested to be registered.

            (b)   DEMAND EXPENSES.  The Registration Expenses (as defined in
      Section 5(a) hereof) in all Demand Registrations shall be paid by the Company.

            (c) RESTRICTIONS ON DEMAND REGISTRATIONS. The Company shall not be obligated to effect any Demand Registration within 270 days after the effective date of a previous Demand Registration or a previous registration in which TDS was given piggyback rights pursuant to paragraph 2 and in which TDS was able to register and sell at least 60% of the Registrable Securities requested to be included therein.

            The Company may postpone for up to 90 days the filing or the effectiveness of a registration statement for a Demand Registration if the Company's board of directors determines in its reasonable good faith judgment that such Demand Registration could reasonably be expected to have a material adverse effect on any activities, operations or prospects of the Company or any of its Subsidiaries (whether or not in the ordinary course of business); provided that in such event, TDS shall be entitled to withdraw such


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      request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all Registration Expenses in connection with such registration. The Company may delay a Demand Registration hereunder only once in any twelve-month period.

            (d) SELECTION OF UNDERWRITERS. TDS shall have the right to select the investment banker(s) and manager(s) to administer the offering, subject to the Company's approval, which shall not be unreasonably withheld or delayed.

      2.    PIGGYBACK REGISTRATIONS.

            (a) RIGHT TO PIGGYBACK. Whenever the Company proposes to register any of its equity securities under the Securities Act other than pursuant to a Demand Registration and the registration form to be used may be used for the registration of Registrable Securities and is not a Form S-4 or S-8 or a successor form (a "Piggyback Registration"), the Company shall give prompt written notice to TDS of its intention to effect such a registration and, subject to the terms of paragraphs 2(c) and 2(d) hereof, shall include in such registration all Registrable Securities with respect to which the Company has received a written request for inclusion therein within 20 days after the receipt of the Company's notice.

            (B) PIGGYBACK EXPENSES. The Registration Expenses in all Piggyback Registrations shall be paid by the Company.

            (c) PRIORITY ON PRIMARY REGISTRATIONS. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, pro rata among the holders of the Registrable Securities to the extent requested to be included in such registration and the holders of securities requested to be included in such registration by persons having registration rights under the Registration Agreement between the Company and the purchasers of its Class M Redeemable Voting Convertible Preferred Stock to the extent requested to be included in such registration and (iii) third, any other securities requested to be included in such registration, pro rata among the holders of the other securities on the basis of the number of shares owned by each such holder.

            (d) PRIORITY ON SECONDARY REGISTRATIONS. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company's securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders initially requesting such registration, the Company shall include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration, (ii) second, pro rata among the holders of the Registrable


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      Securities to the extent requested to be included in such registration and the holders of securities requested to be included in such registration by persons having registration rights under the Registration Agreement among the Company and the purchasers of its Class M Redeemable Voting
      Convertible Preferred Stock to the extent requested to be included in such registration, and (iii) third, any other securities requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of shares owned by each such holder.

            (e) SELECTION OF UNDERWRITERS. If any Piggyback Registration is an underwritten primary offering, the selection of investment banker(s) and manager(s) for the offering shall be made by the Company.

      3. HOLDBACK AGREEMENT. TDS shall not effect any public sale or distribution (including sales pursuant to Rule 144 promulgated under the Securities Act) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during (i) with respect to any underwritten Demand Registration or any underwritten Piggyback Registration in which Registrable Securities are included, for a period beginning seven days prior to and ending 90 days after the effective date of such registration and (ii) upon notice from the Company of the commencement of an underwritten distribution in connection with any registration pursuant to Rule 415 under the Securities Act (a "Shelf Registration") for a period beginning seven days prior to and ending 90 days after the date of commencement of such distribution, in each case except as part of such underwritten registration and in each case unless the underwriters managing the registered public offering otherwise agree.

      4. REGISTRATION PROCEDURES. Whenever TDS has requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as practicable:

            (a) prepare and file with the Securities and Exchange Commission a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by TDS copies of all such documents proposed to be filed, and the Company shall in good faith consider any comments of such counsel);

            (b) notify TDS of the effectiveness of each registration statement filed hereunder and prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 90 days (or, in the case of a Shelf Registration, a period ending on the earlier of (i) the date on which all Registrable Securities have been sold pursuant to the Shelf Registration or have otherwise ceased to be Registrable Securities and (ii) the second anniversary of the effective date of such Shelf Registration) and comply with the provisions of the Securities Act with respect to the disposition of all


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      securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

            (c) furnish to TDS such number of copies of the prospectus included in such registration statement (including each preliminary prospectus), each amendment and supplement thereto and such other documents as TDS may reasonably request in order to facilitate the disposition of the Registrable Securities;

            (d) use commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as TDS reasonably requests and to do any and all other acts and things which may be reasonably necessary or advisable to enable TDS to consummate the disposition in such jurisdictions of the Registrable Securities (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);

            (e) notify TDS at any time when a prospectus relating to the Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

            (f) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in such registration statement for sale in any jurisdiction, the Company shall use commercially reasonable efforts promptly to obtain the withdrawal of such order.

      5.    REGISTRATION EXPENSES.

            (a) All expenses incident to the Company's performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company (but not fees and disbursements of counsel for TDS) and all independent certified public accountants (excluding costs of accountants retained to conduct any special audits required in connection with a Demand Registration), underwriters (excluding discounts and commissions) and other Persons retained by the Company ( and fees and disbursements of underwriter's counsel if the underwriter is retained by the Company )(all such expenses being herein called "Registration Expenses"), shall be borne by the Company as provided in this Agreement, except that the Company shall, in any event, pay its internal expenses (including, without limitation,


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      all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the Nasdaq Stock Market.

            (b) To the extent any expenses relating to a registration hereunder are not required to be paid by the Company, each holder of securities included in any registration hereunder shall pay those expenses allocable to the registration of such holder's securities so included, including the fees and disbursements of such holder's counsel and any expenses not so allocable shall be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

            (c) Any obligation to pay Registration Expenses or other expenses provided for in this Agreement shall survive the termination of this Agreement.

      6.    INDEMNIFICATION.

            (a) The Company agrees to indemnify, to the extent permitted by law, TDS, its directors, officers, employees, agents, Affiliates, and each Person who controls TDS (within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act")) against all losses, claims, damages, liabilities, and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by TDS expressly for use by the Company in such registration statement or by TDS's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished TDS with such number of copies of the same as was previously requested by TDS. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers, directors, employees, agents, and each Person who controls such underwriters (within the meaning of the Securities Act and the Exchange Act) to substantially the same extent as provided above with respect to the indemnification of TDS.

            (b) In connection with any registration statement in which TDS is participating, TDS shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors, officers, employees, agents, Affiliates, and each Person who controls the Company (within the meaning of the Securities Act and the Exchange Act) against any losses, claims, damages, liabilities, and expenses caused by any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or


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      necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by TDS expressly for use by the Company in such registration statement; provided that the obligation to indemnify shall be limited to the net amount of proceeds received by TDS from the sale of Registrable Securities pursuant to such registration statement.

            (c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person's right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. The indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which case the indemnifying party shall be obligated to pay the fees and expenses of counsel for the indemnified party with whom the conflict of interest exists.

            (d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, Affiliate, or controlling Person of such indemnified party and shall survive the transfer of securities and the termination of this Agreement. The Company also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company's indemnification is unavailable for any reason.

      7. PARTICIPATION IN UNDERWRITTEN REGISTRATIONS. No Person may participate in any registration hereunder that is underwritten unless such Person (i) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that TDS shall not be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding TDS and its intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in paragraph 6 hereof.


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      8.    DEFINITIONS.

            (a) "Registrable Securities" means (i) any Class A Common Stock or Class B Common Stock issued or issuable upon the conversion of any Class T Preferred Stock issued pursuant to the Recapitalization Agreement and (ii) any Class A Common Stock or Class B Common Stock or other Common Stock issued or issuable with respect to any Registrable Securities by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been sold, transferred or otherwise disposed of pursuant to an offering registered under the Securities Act, through a broker, dealer, or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force), or repurchased by the Company or any Subsidiary. For purposes of this Agreement, TDS shall be deemed to be a holder of Registrable Securities, and the Registrable Securities shall be deemed to be in existence, whenever TDS has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and TDS shall be entitled to exercise the rights of a holder of Registrable Securities hereunder.

            (b) "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

            (c) "Person" means any individual, corporation, partnership, joint venture, limited liability company, or other form of business entity or any government or agency or political subdivision thereof.

            (d) Unless otherwise stated, other capitalized terms contained herein have the meanings set forth in the Recapitalization Agreement.

      9. TERMINATION. Except as otherwise provided herein, the rights granted herein shall terminate whenever TDS and any Affiliate with which it must aggregate its sales of restricted securities for purposes of Rule 144 promulgated under the Securities Act may sell all of their restricted securities during a single three-month period pursuant to the provisions of Rule 144. Except as otherwise provided herein, this Agreement shall terminate at such time as TDS has no rights hereunder.

      10.   MISCELLANEOUS.

            (a) SUCCESSORS. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors of the parties hereto. The rights of the parties under this Agreement may not be assigned. Telephone and Data Systems, Inc. shall be the sole party entitled to exercise the rights of TDS hereunder on behalf of all TDS affiliates.

            (b) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any


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      provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

            (c) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

            (d) DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, certificate, or instrument means such agreement, document, certificate, or instrument as the same is amended, waived, or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof. Except as otherwise provided in this Agreement, words such as "herein," "hereunder," "hereof," and the like shall be deemed to refer to this Agreement as a whole and not to any particular document or article, Section, paragraph, or other portion of a document. The use of the words "include" or "including" in this Agreement shall be by way of example rather than by limitation. The use of the words "or," "either," or "any" shall not be exclusive.

            (e) GOVERNING LAW. The laws of the State of Minnesota shall govern all issues and questions concerning the construction, validity, interpretation, and enforcement of this Agreement, without giving effect to any choice of law or conflict of law rules or provisions.

            (f) NOTICES. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, telecopied to the recipient (with hard copy sent by overnight courier in the manner provided hereunder) if sent prior to 5:00 p.m. Minnesota time on a business day (and otherwise, on the immediately succeeding business day), one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or three business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands, and other communications shall be sent to the Company and TDS at the address indicated below:

            If to RCC:        Rural Cellular Corporation
                              3905 Dakota Street SW
                              Alexandria, Minnesota 56308
                              Attention: Chief Executive Officer
                              Telephone:  (320) 808-2100
                              Telecopy:  (320) 808-2120


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            with a copy to:   Moss & Barnett
                              4800 Norwest Center
                              90 South 7th Street
                              Minneapolis, Minnesota
                              Attention: Richard Kelber, Esq.
                              Telephone: (612) 347-0300
                              Telecopy: (612) 339-6686

            If to TDS:        Telephone and Data Systems, Inc.
                              30 North LaSalle Street
                              Chicago, IL  60602
                              Attn:  LeRoy T. Carlson, Chairman
                              Telephone: (312) 630-1900
                              Telecopy: (312) 630-9299

            with a copy to:   Sidley & Austin
                              Bank One Plaza
                              10 South Dearborn
                              Chicago, Illinois  60603
                              Attn:  William S. DeCarlo, Esq.
                              Telephone: (312) 853-6094
                              Telecopy: (312) 853-7036


      or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

            (g) BUSINESS DAYS. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday, or legal holiday in the State of Minnesota or the jurisdiction in which the Company's or TDS's principal office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday, or legal holiday.

            (h) DELIVERY BY FACSIMILE. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.


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      IN WITNESS WHEREOF, the parties have executed this Registration Agreement as of the date first written above.

                                    RURAL CELLULAR CORPORATION

                                    By:  /s/ Ann K. Newhall

                                    Its: Sr. Vice President



                                    TELEPHONE AND DATA SYSTEMS, INC.


                                    By:  /s/ LeRoy T. Carlson

                                    Its: Chairman



     SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT BETWEEN RURAL CELLULAR
                 CORPORATION AND TELEPHONE & DATA SYSTEMS, INC.
                            DATED: March 31, 2000